Exhibit 10.1

June 21, 2019

John David Tolbert
[Address]
[Address]

Dear Dave,
This letter agreement and release (the "Agreement") confirms the agreement entered into between you and your Employer regarding the termination of your employment effective July 1, 2019 ("Termination Date") and explains the package of separation pay and benefits that has been specially developed for you in consideration of a fully bargained for release and settlement of any and all claims that you have presently, may have or have had in the past arising from your employment with and termination of your employment from the Employer up to and including the date you execute this Agreement. You acknowledge that from and after March 12, 2019, you ceased to be Chief Human Resources Officer of the Employer and are no longer an "officer" of the Employer as that term is defined in Rule 16a-1(f), or an "executive officer" as that term is defined in Rule 3b-7, in each case as such rules are promulgated under the Securities Exchange Act of 1934, as amended. Additionally, pursuant to this Agreement, you are releasing all claims against the Company. For purposes of this Agreement, the term "Employer" shall mean Element Solutions Inc. The term "Company" shall mean the Employer and any of its direct or indirect parent or subsidiary corporations or companies, and any of its or their affiliates, divisions, and business units. "Effective Date" is defined in Section 15.

1.CONSIDERATION IN SETTLEMENT. The consideration provided to you under this Agreement is not required under the Employer's policies or otherwise, except as expressly noted, and you acknowledge that you know of no circumstances other than you agreeing to the terms of this Agreement which would require the Employer to provide such consideration. You acknowledge that no representations of any kind have been made by the Employer to induce your execution of this Agreement and that the only representations made to you in order to obtain your consent to this Agreement are as stated herein. The fact that the Employer is offering to make these payments to you on these terms and conditions imposes no obligation whatsoever on the Employer or the Company to offer to pay any amounts to any employee whose employment is terminated with the Employer or the Company now or in the future. Accordingly, if you execute (and do not revoke) this Agreement you will receive:
(a)SEVERANCE PAY. You will receive severance pay ("Severance Pay"), less applicable withholdings, deductions and offsets, if any, in regular payroll payment(s) over a period of eighteen (18) months (the "Severance Period") at your base salary in effect as of the Termination Date. Notwithstanding the foregoing, the Employer may at its option, at any time while any Severance Pay owed hereunder are still outstanding, pay to the Employee the remaining balance of such outstanding Severance Pay in a lump sum. The Severance Pay will be payable in accordance with the Company's normal payroll procedures starting on the later of your Termination Date and the Effective Date subject to the Offset Section below.
Notwithstanding the foregoing, if subsequent to the commencement of the Severance Period, the Employer discovers that you committed acts while employed with the Employer which constitutes "Cause" (as defined below), the Employer may cease further payments of Severance Pay and other consideration as provided for in this Section and may require you to reimburse the Employer for all payments of Severance Pay and other consideration previously made. For purposes of this Agreement, "Cause" shall mean (i) breach by you of any material provision of any written agreement you may have with the Company or violation in any material respect of any written policy of the Company; (ii) gross negligence or willful misconduct by you in connection with the performance of your duties, or your willful refusal to perform any of your duties or responsibilities; or (iii) fraud, criminal conduct or embezzlement by you.

(b)CONTINUATION OF MEDICAL AND/OR DENTAL INSURANCE BENEFITS. If you elect to continue coverage pursuant to the Employer's medical and/or dental insurance benefit plans as in effect and amended from time to time, pursuant to the provisions of COBRA as described in (c) below, then, subject to the other terms and conditions of this paragraph, your continued participation (for you and your eligible beneficiaries) will be at the contribution level in effect for active employees until the earlier of (i) the end of the Severance Period, (ii) you become eligible for Medicare, or (iii) you become eligible for coverage under medical and/or dental insurance benefit plans, as the case may be, of another employer through future employment. You must immediately notify the Employer when you become eligible for Medicare or for coverage under medical and/or dental insurance benefits plans of another employer through your future employment.
(c)COBRA. To the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act of 1985 law, or if applicable, state insurance laws (collectively "COBRA"), and by the Employer's current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Termination Date at your own expense for up to 18 months at a monthly premium equal to l02% of actual plan cost, subject to the provisions of paragraph (b) above. Within the timing required by law, you will be provided a separate notice describing your COBRA rights and obligations with respect to continued group health insurance under the applicable state and/or federal insurance laws. Such continuation of coverage under the Severance Period will count as total time covered under COBRA. Specific costs and details will be provided to you on a timely basis.
(d)LONG-TERM INCENTIVE EQU1TY AWARDS. During your employment, you were a participant in the Platform Specialty Products Corporation long term incentive program ("LTI'), pursuant to which you received Restricted Stock Unit Agreements ("RSUs") and Performance-Based Restricted Stock Award Agreements ("PRSUs"), in each case representing LTI awards under the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan (the "Plan"). (The RSUs and the PRSUs are referred to herein each as an "Award" and collectively as the "Awards".) The Employer will recommend to the Board of Directors of the Employer at its next scheduled meeting that it approve the vesting, within 90 days after the Effective Date, of an aggregate of 30,791 Shares from the Awards, even though you will not be a full-time, active employee on the date the restrictions would otherwise lapse. The Awards will otherwise continue to be governed by and subject to the terms and conditions of the applicable award agreement and the Plan. Any remaining unvested equity awards not addressed in this paragraph will be forfeited upon termination.
(e)NO MITIGATION. Nothing in this Section 1 or any other provision of this Agreement shall be deemed to require you to mitigate the cost of severance pay and benefits provided hereunder.

2.OTHER BENEFIT PLANS. Effective as of the Termination Date, you acknowledge that you are no longer eligible to participate in any of the Employer's or the Company's other benefit plans including, but not limited to the Employer's 401(k) savings plan (the "401(k) Plan").
3.VACATION AND PAID TIME OFF ("PTO"). As of the Termination Date, no further vacation or PTO shall accrue. You acknowledge and agree that you do not have any accrued and unused PTO as of the Termination Date and will not be entitled to any payment in lieu of any accrued but unused vacation or PTO time.
4.ELECTION. If you decide not to execute this Agreement, you may elect to receive the Severance Pay and/or benefits defined in any employment contract or other written agreement between you and the Employer which may be in effect on your Termination Date and covers your separation with the Employer, if any. The acceptance of Severance Pay and benefits available under this Agreement shall constitute a waiver of any Severance Pay you would have been entitled to under any other agreement.
5.RETURN OF EMPLOYER AND COMPANY PROPERTY. You acknowledge that prior to and as a condition of your receipt of any severance pay and/or consideration as described in this Agreement, you will return all Employer and Company documents (and all copies thereof) and other property, which is in your possession. Subject to the next succeeding sentence, such property includes, but is not limited to office keys. credit cards, computers, computer discs and software, printers, fax machines, cellular phones, all documents, files and other information of the Employer and Company whether or not the property meets the definition of "Confidential Information" or "Trade Secrets" under any applicable policy of the Company, agreement between you and the Company or applicable laws, and other related Employer and Company books, equipment or records. Notwithstanding anything to the contrary in the foregoing, you will be permitted to keep your current Company-provided mobile telephone device; provided, however, you will be solely responsible for paying for any service and maintenance contracts and obtaining any licenses for software used on the mobile telephone device, and the Company will not provide any service or pay for any continued use of such mobile device. You acknowledge that you will not have access to any Company-provided software from and after the Termination date and you agree to allow the Company to copy, move and/or delete any Company files and/or software on any Company-provided computer(s) and mobile device(s).
6.REIMBURSEMENT OF EXPENSES. The Employer shall reimburse you for any and all business expenses for which you are entitled to reimbursement under the Employer's expense reimbursement policies and procedures in effect on the date hereof. All expenses for reimbursement shall be submitted within thirty (30) days from the date of this Agreement, and the

Employer shall process such expenses promptly. Any expenses submitted after this thirty (30) day period will not be paid.
7.NON-DUPLICATION OF BENEFITS. The amount of severance payments hereunder shall be reduced on a dollar for dollar basis by any disability, severance, separation or termination pay benefits that the Employer pays or is required to pay you through insurance or otherwise under any plan or contract or under any federal or state law; provided, however, that the severance payment shall never be less than two (2) weeks' base salary, and such amount is acknowledged to be full and adequate consideration for this Agreement.
8.GENERAL RELEASE OF CLAIMS. You agree to release and hold harmless (on behalf of yourself and your family, heirs, executors, successors and assigns) now and forever, the Employer and the Company and any of the foregoing entities' past, present or future parent and subsidiary corporations, affiliates, divisions, successors and assigns (whether or not incorporated) and any of its past, present or future employees, agents, assigns, officers, directors, shareholders and attorneys whether acting in their individual or representative capacity (the "Released Parties") from and waive any claim that you have presently, may have or have had in the past, known or unknown, against the Released Parties upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through the date you execute this Agreement, including, without limitation, all claims arising from your employment with, or termination of employment from, the Employer and the Company, or otherwise, including but not limited to, any and all claims brought or that could be brought pursuant to or under any federal, state or local statute (including, without limitation, the Age Discrimination in Employment Act of 1967, the 1990 Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993 , the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, as well as any state or local equivalents of any of the foregoing, and all other applicable statutes regulating the terms and conditions of your employment), any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge, slander, libel or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Released Parties and you, including, without limitation, any claim you might have for severance, termination or severance pay pursuant to the Employer's severance policies or practices as from time to time in effect, or otherwise (the "Released Claims").
You expressly waive and relinquish all rights and benefits under the section and any law or legal principle of similar effect in any other jurisdiction with respect to your release of any unknown or unsuspected claims herein.

Notwithstanding the foregoing, the following are not included in the Released Claims (the "Excluded Claims"): (i) any rights or claims which are not waivable as a matter of law; and (ii) any claims for breach of this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

9.NO PENDING ACTION/COVENANT NOT TO SUE. Except to enforce the terms of this Agreement and as provided below, you agree and covenant not to file any suit or other legal action against the Released Parties with regard to any of the Released Claims. You further represent and warrant that as of the date you sign this Agreement no suits, complaints, charges, or other proceedings are pending against the Released Parties before any court, administrative agency, commission or other forum relating directly or indirectly to the Released Claims.
NOTHING IN THIS AGREEMENT IS INTENDED IN ANY WAY TO LIMIT YOUR RIGHT OR ABILITY TO INITIATE OR PARTICIPATE IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY ANY FEDERAL, STATE OR LOCAL AGENCY, INCLUDING THE U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION ("EEOC"). NOTWITHSTANDING THE FOREGOING, YOU AGREE TO WAIVE YOUR RIGHT TO RECOVER MONETARY DAMAGES IN ANY SUIT, COMPLAINT, CHARGE OR OTHER PROCEEDING FILED BY YOU OR ANYONE ELSE ON YOUR BEHALF.

10.ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the "ADEA Waiver"), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company; and (v) this ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the "Effective Date'). You further acknowledge that the Employer has provided you with the ADEA Disclosure information (under Title 29 USC Section 626(f)(l)(H)).

11.FUTURE ASSISTANCE. Upon request, you agree to provide such assistance and cooperation in any matter relating to your expertise or experience as the Employer may reasonably request including your attendance and truthful testimony where deemed appropriate by the Employer, to the Employer's defense or prosecution of any existing or future claims or litigations of which the Employer identifies you as potentially having knowledge. The Employer shall pay you reasonable costs and expenses in connection therewith.
12.RIGHT TO COUNSEL. The Employer hereby advises you that you should consult with an attorney prior to execution of this Agreement. You acknowledge that you understand it is in your best interest to have this document reviewed by an attorney of your own choosing and at your own expense, and you hereby acknowledge that you have been afforded not less than twenty-one (21) days during which to consider this Agreement and to have it reviewed by your attorney. To the extent that you decide to execute this Agreement prior to the expiration of the twenty-one (21) day review period, such execution shall constitute a voluntary and knowing valid waiver of such review period.
13.FREE WILL. You are entering into this Agreement of your own free will and without coercion, intimidation or threat of retaliation. You acknowledge and agree that the Employer and/or the Company have not exerted any undue pressure or influence on you in this regard. You acknowledge that you have had reasonable time to determine whether entering into this Agreement is in your best interest and you have read and fully understand the terms set forth in this Agreement. You understand that if you request additional time to review the provisions of this Agreement, a reasonable extension of time will be granted.
14.BREACH OF AGREEMENT/PENALTIES. If you initiate or participate in any lawsuit or other legal action in violation of this Agreement, or if you fail to abide by any of the terms of this Agreement, except to the extent prohibited by law, the Employer may reclaim any amounts paid under this Agreement, without waiving the release granted herein, and terminate any benefit or payments that are due under the Agreement, in addition to any other remedies it may have. In addition, you shall pay the Employer all of its actual attorneys' fees and costs incurred resulting from, or incident to, such violation and you agree to pay such fees and costs within thirty (30) days of the Employer's written demand.
15.REVOCATION AND EFFECTIVE DATE. This Agreement may be revoked by you within the seven (7) days after the date on which you sign this Agreement and it is received by the Employer. You understand that this Agreement shall not become binding or enforceable until this seven (7) day period has expired without you having so revoked. This Agreement shall become effective on the eighth (8th) day following your signing of this Agreement (the "Effective Date") provided that you have not revoked the Agreement prior to such date. Any such revocation must be made in a signed letter executed by you and received by the Employer at the following address no later than 5 p.m. Eastern Standard Time on the seventh day after you have executed this Agreement: Element Solutions Inc, 338 Main Avenue, 6th Floor, Norwalk, Connecticut 06851, Attention: General Counsel. You understand that if you revoke this Agreement, this Agreement will not be effective or enforceable by you and you will not be entitled to any payments or benefits hereunder. You understand and agree that you will not receive the payments and benefits set forth in this Agreement, except for your execution of this Agreement and the fulfillment of your promises set forth herein. Any notice to be given under this Agreement (other than the revocation, if any, set forth above) shall be given in writing and delivered either personally or sent by certified mail to the Employer c/o General Counsel at the above address and to you at your address in the Employer's records or such other address as you may provide to Employer in writing in advance in accordance with this Section 15.
16.CONFIDENTIALITY. In addition to any agreement related to trade secrets, confidential information and/or work products previously executed by you, including, you will not at any time divulge to any other entity or person any information acquired by you concerning the financial affairs of the Employer or the Company, its affiliates and subsidiaries, its officers, directors, employees and/or shareholders or the Employer's or the Company's business processes or methods or research, development or marketing programs or plans, any other of its trade secrets, any information regarding personal matters of any directors, officers, shareholders, employees or agents of the Employer or the Company or their respective family members, any information concerning this Agreement or the terms thereof or any information concerning the circumstances of your employment with and the termination of your employment from the Employer or the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Employer or the Company or any of its directors, officers, employees or agents or their respective family members. Confidential information does not include (i) information which is required to be disclosed by court order, subpoena or other judicial process, (ii) information regarding your job responsibilities during your employment with the Employer to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to your spouse or your tax advisor for purposes of obtaining tax advice provided that such persons are made aware of and agree to comply with the confidentiality obligation, or (iv) information which is necessary to be disclosed to your attorney to determine whether you should enter into this Agreement.

The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or any posting on the Internet. In addition to any and all other remedies available to the Employer for any violation of this Section, you agree to immediately remit and disgorge to the Employer any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts.

Nothing herein is intended to interfere with any disclosure right protected by law.

17.DISCLOSURE OF CONFIDENTIAL INFORMATION. In the event that you are required to make disclosure under any court order, subpoena or other judicial process, you will cooperate with the Employer and provide the Employer with prompt written notice, take all steps requested by the Employer to defend against the compulsory disclosure and permit the Employer to participate with counsel of its choice in any proceeding relating to the compulsory disclosure. You acknowledge that all information, the disclosure of which is prohibited by this Agreement, is of a confidential and proprietary character and of great value to the Employer and/or the Company. You also acknowledge that, to the extent you had access to and became acquainted with confidential information of the Employer and/or the Company, any subsequent employment with a competitor of the Employer and/or the Company would inevitably result in a prohibited disclosure of confidential information.

18.[RESERVED]

19.NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employer or the Company.
20.SEVERABILITY CLAUSE. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid legal and enforceable.
21.OFFSET. The Employer shall be entitled to offset any sums owed by you to the Employer against the severance pay payable pursuant to Sections 1 and/or 4 including, but not limited to, any Severance Pay and/or Employer contributions to your medical and/or dental coverage provided to you prior to the Effective Date of this Agreement.
22.ASSIGNMENT. This Agreement is personal to you and you may not assign any rights or delegate any responsibilities hereunder.
23.GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed pursuant to, the laws of the State of Florida applicable to transactions executed and to be wholly performed in Florida between residents thereof. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the State of Florida for all purposes.
24.OTHER UNDERSTANDINGS. For the avoidance of doubt, nothing herein shall affect any rights that you may have to (i) insurance coverage (if any) under any directors' and officers' liability insurance policy of the Employer to the extent such coverage relates to claims by a third party arising from actions taken or alleged to be taken by you within the scope of your employment with the Employer prior to the Termination Date, or (ii) indemnification pursuant to (and subject to the terms and conditions of) Article VI of the Amended and Restated By-Laws of the Employer.
25.ENTIRE AGREEMENT. This Agreement, including Exhibits and documents referenced herein, expressly supersedes any and all previous understandings and agreements between the Employer and/or the Company and you and constitute the sole and exclusive understanding between the Employer and/or the Company and you concerning the subjects set forth herein, other than any agreements related to non-competition or trade secrets, confidential information and/or work product previously executed by you. This Agreement may not be altered, modified, changed or discharged except in a writing signed by you and agreed to by the Employer. You understand and agree that other than as set forth in this Agreement, you will not receive any compensation, payments or benefits of any kind from the Employer and/or the Company and you expressly agree that you are not entitled and have no right to any additional compensation , payments or benefits other than the payment of vested benefits (if any) under the terms of the Employer's qualified pension plans, as amended from time to time.
To accept the above terms, please execute and return to the undersigned an original of this Agreement in the postage paid envelope included with this letter no later than twenty-one (21) days after the date first written above. Until the Effective Date, you will not receive any of the benefits outlined in this letter.
If you have any questions, please let me know.
Sincerely,

/s/ Benjamin Gliklich
Benjamin Gliklich
Chief Executive Officer
Element Solutions Inc

AGREEMENT AND
ACKNOWLEDGMENT

I, John David Tolbert, acknowledge receipt of the Agreement and I agree to all the terms and conditions set forth in the Agreement. I have read and fully understand the terms set forth in the Agreement and enter into such agreement of my own free will and without coercion, intimidation or threat of retaliation. I also acknowledge and understand that I have been afforded twenty-one (21) days to consider the Agreement and to have the Agreement reviewed by my attorney if I so choose. I further understand that I have seven (7) days to revoke the Agreement after the date I sign the Agreement and that the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period without revocation.

Signature: /s/ John David Tolbert        Date: 6/22/19